Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Kellie S. Pruitt	Robert A. Milligan
Chief Financial Officer	Senior Vice President of Corporate Finance
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.258.6637	480.998.3478
kelliepruitt@htareit.com	robertmilligan@htareit.com

Healthcare Trust of America, Inc. Announces Appointment of Steve W. Patterson to Board of Directors
SCOTTSDALE, ARIZONA (April 29, 2014) - Healthcare Trust of America, Inc. (NYSE: HTA), announced the appointment of Steve W. Patterson, the current Athletic Director of the University of Texas at Austin, to its Board of Directors. The Board has determined that Mr. Patterson qualifies as an independent director under the applicable NYSE and SEC requirements. With the appointment of Mr. Patterson, HTA’s Board of Directors will increase to a total of seven members, six of whom qualify as independent.
“We enthusiastically welcome Steve Patterson to HTA’s Board of Directors,” stated Scott D. Peters, Chairman and CEO of Healthcare Trust of America, Inc. “Steve is the first director we have added since 2007 and will bring new insight to the board room. He has a tremendous track record with a diversified business background and brings a wealth of relationships that he has developed over the years. Steve will be a key asset for HTA as we continue to develop and expand our company in the coming years.”
Mr. Patterson has over 25 years of experience in a variety of executive roles in the sports and educational sectors. In his current role, Mr. Patterson heads one of the most dynamic collegiate athletic institutions in this country, with significant touch points throughout the educational, athletic, business and healthcare communities. Prior to that time, Mr. Patterson served as the Athletics Director at Arizona State University from 2012 to 2013 and Managing Director of the Sun Devil Sports Group and Chief Operating Officer of Sun Devil Athletics from 2011 to 2012. Prior to that, Mr. Patterson served in a variety of roles in the professional sports and entertainment industry, including as the President of Pro Sports Consulting, President of the Portland Trail Blazers, Senior Vice President of the Houston Texans and General Manger of the Houston Rockets.
Mr. Patterson received a Bachelor’s degree in Business Administration and a J.D. degree from the University of Texas at Austin.
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA), a publicly traded real estate investment trust, is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are predominately located on or aligned with campuses of nationally or regionally recognized healthcare systems in the U.S.  Since its formation in 2006, HTA has invested approximately $3.0 billion to build a portfolio of properties that is comprised of approximately 14.1 million square feet of gross leasable area located in 27 states. It operates its properties through regional offices located in Albany, Atlanta, Boston, Charleston, Dallas, Indianapolis, Pittsburgh and Scottsdale.
For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.
The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:
•  changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;
•  competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;
•  economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;
•  retention of HTA’s senior management team;
•  financial stability and solvency of HTA’s tenants;
•  supply and demand for operating properties in the market areas in which HTA operates;
•  HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;
•  changes in property taxes;
•  legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;
•  fluctuations in reimbursements from third party payors such as Medicare and Medicaid;
•  changes in interest rates;
•  the availability of capital and financing;
•  restrictive covenants in HTA’s credit facilities;
•  changes in HTA’s credit ratings;
•  HTA’s ability to remain qualified as a REIT; and
•  the risk factors set forth in HTA’s 2013 Annual Report on Form 10-K for the year ended December 31, 2013.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.